Exhibit 99.1


Inland Steel Industries, Inc.
30 West Monroe St.
Chicago, Illinois 60603

Inland Steel Industries, Inc.                                   News Release
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                        For additional information:         Virginia Dowling
                                                                312-899-3124

For Immediate Release
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           Inland Steel Industries, Inc. reports shareholder suit

         Chicago, IL (August 6, 1998) - Inland Steel Industries, Inc (NYSE:
IAD) has been informed that Greenway Partners, L.P. and related parties have filed a complaint in the Delaware Chancery Court seeking to enjoin the Company from consummating its cash tender to purchase up to 25,500,000 shares of its common stock at a purchase price of not greater than $34.00 nor less than $30.00 per share. The offer is scheduled to expire on August 14, 1998, unless extended.

The complaint alleges that given Greenway Partners' current 9.7% stock ownership, the size of the tender offer and the terms of Inland's
Shareholder Rights Plan coerce Greenway into tendering its shares for reasons other than the merits of the tender offer. The Company is reviewing the complaint.

                                         # # #

Inland Steel Industries, Inc. is the holder of stock representing approximately 87% of the economic interest in Ryerson Tull, Inc. which is, in turn, the sole stockholder of Joseph T. Ryerson & Son, Inc. ("Ryerson") and J. M. Tull Metals Company, Inc. ("Tull"). Ryerson and Tull are leading metal service, distribution and materials processing organizations. Ryerson Tull, Inc. believes that it is the largest metals service center in the United States based on sales revenue, with 1997 sales of $2.8 billion and a current U. S. market share of approximately 10%, based on Ryerson Tull, Inc.'s analysis of data prepared by the Steel Service Center Institute. Ryerson Tull, Inc. distributes and processes metals and other materials throughout the continental United States.